FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

—or—

Heidi Gillette

Investor Relations

(212) 594-2700

SL Green Realty Corp. Completes Private Offering

of $250,000,000 of 7.75% Senior Notes due 2020

New York, NY, March 16, 2010 - SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today that Reckson Operating Partnership, L.P. (“Reckson”), a wholly-owned subsidiary of the Company’s operating partnership, SL Green Operating Partnership, L.P. (“SL Green OP”), and the Company and SL Green OP, as co-obligors, have completed their previously announced offering (the “Offering”) of $250 million aggregate principal amount of 7.75% senior unsecured notes due March 15, 2020 (the “Notes”).

The Company intends to use the net proceeds from the Offering to fund its previously announced tender offer for certain outstanding notes of Reckson and SL Green OP (the “Tender Offer”), with the remaining proceeds, if any, being used for general corporate purposes and/or working capital purposes.  The Tender Offer had been conditioned on the consummation of the Offering but such condition has been satisfied by the completion of the Offering today.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein.  The Tender Offer is only being made pursuant to the terms of the Offer to Purchase, dated March 11, 2010, and the related Letter of Transmittal.  The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of the Company, the dealer managers, the depositary, the information agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their notes in the Tender Offer.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of December 31, 2009, the Company owned interests in 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at December 31, 2009, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.